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                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (unaudited)

                                                                                             Three Month         Pro Forma
                          Period from Date of                             Pro Forma         Period Ended        Three Month
                              Commencement      Year Ended   Year Ended   Year Ended    ----------------------    Period
                          (October 1, 1996) to December 31, December 31, December 31,   March 31,   March 31,   Ended March
                           December 31, 1996       1997         1998         1998          1998        1999      31, 1999
                          -------------------- ------------ ------------ ------------   ----------  ----------  -----------
Computation of Earnings:
 Income (loss) before
  provision for income
  taxes and
  extraordinary item....        $234,000        $7,492,000   $1,311,000   $  (91,000)   $3,322,000  $1,079,000  $1,166,000
 Net fixed charges
  excluding capitalized
  interest..............         213,000         1,575,000    5,258,000    6,660,000       597,000   4,384,000   4,297,000
                                --------        ----------   ----------   ----------    ----------  ----------  ----------
   Total earnings.......        $447,000        $9,067,000   $6,569,000   $6,569,000    $3,919,000  $5,463,000  $5,463,000
                                ========        ==========   ==========   ==========    ==========  ==========  ==========
Computation of Fixed
 Charges:
 Interest expense.......        $105,000        $  932,000   $4,199,000   $5,601,000    $  377,000  $4,050,000  $3,963,000
 Capitalized interest...               0                 0      303,000      303,000             0     624,000     624,000
 Estimated interest
  component of rental
  expenses..............         108,000           643,000    1,059,000    1,059,000       220,000     334,000     334,000
                                --------        ----------   ----------   ----------    ----------  ----------  ----------
   Total fixed charges..        $213,000        $1,575,000   $5,561,000   $6,963,000    $  597,000  $5,008,000  $4,921,000
                                ========        ==========   ==========   ==========    ==========  ==========  ==========
Ratio of earnings to
 fixed charges..........             2.1x              5.8x         1.2x         -- (a)        6.6x        1.1x        1.1x

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(a) On a pro forma basis earnings were insufficient to cover fixed charges by
    $394,000 for the year ended December 31, 1998.